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Exhibit 5.2

AUDITORS' CONSENT TO CANADIAN SECURITIES REGULATORS

December 30, 2004

Alberta Securities Commission
British Columbia Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Saskatchewan Financial Services Commission
Autorité des Marchés Financiers
Justice, Securities Administration Branch, New Brunswick
Nova Scotia Securities Commission
Prince Edward Island Registrar of Securities
Securities Commission of Newfoundland and Labrador
Northwest Territories Registrar of Securities
Yukon Territory Registrar of Securities
Department of Justice — Legal Registries, Nunavut Territory

Dear Sirs/Mesdames:

Re: The Toronto-Dominion Bank

        We refer to the short form base shelf prospectus of The Toronto-Dominion Bank (the "Bank") dated December 30, 2004, relating to the sale and issue from time to time of Unsecured Debt Securities, Common Shares and Class A First Preferred Shares (collectively the "Securities") in an aggregate initial offering price of securities of up to $5,000,000,000 (or the equivalent thereof if any of the Securities are denominated in other currencies).

        We consent to the use, through incorporation by reference in the above-mentioned short form base shelf prospectus, of our report dated November 24, 2004 to the shareholders of the Bank on the following consolidated financial statements:

  Consolidated balance sheets as at October 31, 2004 and 2003;

  Consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2004.

        We report that we have read the short form base shelf prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audits of such consolidated financial statements.

        This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.

Yours faithfully,

"Ernst & Young LLP"	"PricewaterhouseCoopers LLP"
Ernst & Young LLP	PricewaterhouseCoopers LLP

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AUDITORS' CONSENT TO CANADIAN SECURITIES REGULATORS